Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Record Results for Fiscal 2023 First Quarter and Reaffirms Annual Guidance

  Generates total revenues of $120.1 million representing a record for this fiscal quarter
  Achieves pre-tax income of $19.4 million, a record level for the third consecutive fiscal first quarter
  Delivers first quarter diluted earnings per share of $0.98, the highest in its history for the period
  Fiscal year-to-date the Company returned $28.6 million to shareholders through dividends and share repurchases

ST. LOUIS--(BUSINESS WIRE)--May 25, 2023--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for its fiscal 2023 first quarter, the 13-week period ended April 29, 2023.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer commented, “Following our record-breaking performance in fiscal 2022, where we posted the highest annual profit in our company’s 25-year history, we are pleased to be on track for another record-breaking year, reporting our best-ever first quarter EPS. We attribute our continuing record performance to the on-going disciplined execution of our multi-year strategic growth plan. Over the past quarter century, the Build-A-Bear brand has created a deep emotional bond with our cherished guests, transcending age barriers and extending our reach from children to teenagers and adults alike. Our expansion efforts encompass growing our retail footprint through stores and online platforms, enabling us to broaden our consumer base and meet their needs, whether through our hands-on, personalized in-store experience, through unique and memorable gifts, or collecting limited edition and exclusive furry friends. Additionally, we are investing in captivating entertainment initiatives that enable us to foster even deeper connections with our consumers.”

Ms. John concluded, “The positive momentum has continued into the second quarter, and we are reiterating our annual guidance. With the growth opportunities we see ahead, we look to a promising future for our business and remain committed to continuing to increase value for our shareholders.”

First Quarter 2023 Results (13 weeks ended April 29, 2023 compared to the 13 weeks ended April 30, 2022):

  Total revenues were $120.1 million, an increase of $2.4 million, including the negative impact of $1.3 million of currency exchange, as compared to $117.7 million in the fiscal 2022 first quarter;
    Net retail sales were $112.1 million compared to $112.9 million in the fiscal 2022 first quarter. This decline reflects the $1.3 million negative impact from currency exchange and included growth from sales in corporately-managed retail locations offset by a decline in consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores);
    Commercial and international franchise revenues rose 66.7% to $8.0 million compared to $4.8 million in the fiscal 2022 first quarter;
  Gross profit margin was 54.1% compared to 52.5% in the fiscal 2022 first quarter. The 160-basis point expansion in gross profit margin was driven by lower freight costs, as expected, and leverage of distribution costs, as compared to the fiscal 2022 first quarter;
  Selling, general and administrative (“SG&A”) expenses were $45.6 million, or 38.0% of total revenues, compared to $43.6 million, or 37.0% of total revenues in the fiscal 2022 first quarter. The $2.0 million increase in SG&A as compared to the fiscal 2022 first quarter was driven by strategic investment in talent and marketing to support future growth and to a lesser extent, inflation in store labor costs;
  Pre-tax income was $19.4 million, or 16.2% of total revenues compared to pre-tax income of $18.2 million, or 15.5% of total revenues in the fiscal 2022 first quarter;
  Income tax expense was $4.7 million with an effective tax rate of 24.5% compared to $4.0 million with an effective tax rate of 22.0% in the fiscal 2022 first quarter;
  Net income was $14.6 million, or $0.98 per diluted share, compared to net income of $14.2 million, or $0.89 per diluted share, in the fiscal 2022 first quarter; and
  Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was $22.4 million, an increase $0.9 million compared to $21.5 million in the fiscal 2022 first quarter.

Store Activity:

As of April 29, 2023, the Company had 482 global locations through a combination of its corporately-managed, third-party retail and international franchise models. This reflects 349 corporately-managed stores with one net closure in the fiscal 2023 first quarter compared to the beginning of the fiscal year.

Through the Company’s third-party retail business model there were 70 locations at the end of the 2023 first quarter with relationships that include Carnival Cruise Lines, Great Wolf Lodge Resorts, Landry’s, and Beaches Family Resorts, unchanged from the beginning of the fiscal year.

The Company’s international franchisees operated 63 locations at the end of the fiscal 2023 first quarter reflecting four net closures compared to the beginning of the fiscal year.

Balance Sheet:

As of April 29, 2023, cash and cash equivalents totaled $32.8 million compared to $26.1 million as of April 30, 2022. Inventory at quarter end was $66.5 million reflecting a decline of $10.9 million, or 14.1%, from April 30, 2022. The Company remains comfortable with the level and composition of its inventory. The Company finished the quarter with no borrowings under its revolving credit facility.

During the first quarter of fiscal 2023, the Company utilized $3.1 million in cash to repurchase 132,385 shares of its common stock. Subsequent to quarter end, the Company utilized an additional $3.4 million in cash to repurchase 156,009 shares of its common stock. As of May 24, 2023, the Company had $40.0 million available under the current $50.0 million stock repurchase program adopted on August 31, 2022.

Fiscal year-to-date, the Company returned $28.6 million to shareholders, reflecting dividend payments of $22.1 million and share repurchases of $6.5 million.

In the fiscal 2023 first quarter, capital expenditures totaled $3.1 million compared to $1.1 million in the fiscal 2022 first quarter. The increase in capital expenditures primarily reflected investment in information technology and store expansion.

2023 Outlook:

The Company is reaffirming its fiscal 2023 outlook with expectations of delivering growth in total revenues and pre-tax income compared to fiscal 2022. While the Company notes that its fiscal 2023 is a 53-week year compared to a 52-week year in fiscal 2022, it expects to deliver growth in total revenues and pre-tax income versus the prior year exclusive of the projected benefit of the 53rd week. For reference, the additional week in fiscal 2023, which will be reflected in the Company’s fourth quarter, is estimated to be $7 million in total revenues with approximately 35% flow-through to EBITDA.

For fiscal 2023, the Company continues to expect:

  Total revenues to increase in the range of 5% to 7% compared to fiscal 2022 with growth in its three operating segments;
  Pre-tax income growth of 10% to 15% compared to fiscal 2022, surpassing the record high that the Company achieved in fiscal 2022;
  To open 20 to 30 experience locations, through a combination of third-party retail and corporately-managed business models, with the majority planned for the second half of the year;
  Capital expenditures in the range of $15 million to $20 million;
  Depreciation and amortization of approximately $13 million to $14 million; and
  Tax rate to approximate 25% excluding discrete items.

The Company’s guidance considers a variety of factors ranging from anticipated ongoing inflationary pressures to the expected benefit of reduced freight costs. Additionally, the Company noted that its outlook assumes no further material changes in the operations of its supply chain including the ability to receive and ship product on a timely basis, the macro-economic and geo-political environment, or relevant foreign currency exchange rates.

Note Regarding Non-GAAP Financial Measures:

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income adjusted to exclude certain costs, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The dial-in number for the live conference call is (877) 407-3982 or (201) 493-6780 for international callers. The access code is Build-A-Bear. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on June 1, 2023. The telephone replay is available by calling (844) 512-2921. The access code is: 13738110.

About Build-A-Bear:

Build-A-Bear is a multi-generational global brand focused on its mission to “add a little more heart to life” appealing to a wide array of consumer groups who enjoy the personal expression in making their own “furry friends” to celebrate and commemorate life moments. Nearly 500 interactive brick-and-mortar experience locations operated through a variety of formats provide guests of all ages a hands-on entertaining experience, which often fosters a lasting and emotional brand connection. The company also offers engaging e-commerce/digital purchasing experiences on www.buildabear.com including its online “Bear-Builder” as well as the “Bear Builder 3D Workshop”. In addition, extending its brand power beyond retail, Build-A-Bear Entertainment, a subsidiary of Build-A-Bear Workshop, Inc., is dedicated to creating engaging content for kids and adults that fulfills the company’s mission, while the company also offers products at wholesale and in non-plush consumer categories via licensing agreements with leading manufacturers. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenues of $467.9 million in fiscal 2022. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements:

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 14, 2022 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	April 29,	% of Total	April 30,	% of Total
	2023	Revenues (1)	2022	Revenues (1)
Revenues:
Net retail sales	$112,096	93.4	$112,890	96.0
Commercial revenue	6,688	5.6	4,286	3.6
International franchising	1,266	1.0	486	0.4
Total revenues	120,050	100.0	117,662	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	50,904	45.4	53,600	47.5
Cost of merchandise sold - commercial (1)	3,358	50.2	1,946	45.4
Cost of merchandise sold - international franchising (1)	885	69.9	288	59.3
Total cost of merchandise sold	55,147	45.9	55,834	47.5
Consolidated gross profit	64,903	54.1	61,828	52.5

Selling, general and administrative expense	45,626	38.0	43,620	37.1
Interest (income) expense, net	(76)	(0.1)	18	0.0
Income before income taxes	19,353	16.1	18,190	15.5
Income tax expense	4,745	4.0	3,999	3.4
Net income	$14,608	12.2	$14,191	12.1

Income per common share:
Basic	$1.01		$0.92
Diluted	$0.98		$0.89
Shares used in computing common per share amounts:
Basic	14,457,858		15,475,731
Diluted	14,974,930		15,964,433
(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	April 29,	January 28,	April 30,
	2023	2023	2022
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$32,819	$42,198	$26,093
Inventories, net	66,489	70,485	77,366
Receivables, net	13,307	15,374	11,838
Prepaid expenses and other current assets	13,503	19,374	12,436
Total current assets	126,118	147,431	127,733

Operating lease right-of-use asset	73,780	71,791	72,126
Property and equipment, net	50,385	50,759	46,691
Deferred tax assets	6,642	6,592	7,609
Other assets, net	4,785	4,221	2,266
Total Assets	$261,710	$280,794	$256,425

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,686	$10,286	$19,930
Accrued expenses	27,272	37,358	23,444
Operating lease liability short term	27,843	27,436	23,470
Gift cards and customer deposits	18,637	19,425	18,770
Deferred revenue and other	5,010	6,646	3,881
Total current liabilities	92,448	101,151	89,495

Operating lease liability long term	59,030	59,080	66,617
Other long-term liabilities	1,260	1,446	1,774

Stockholders' equity:
Common stock, par value $0.01 per share	149	148	157
Additional paid-in capital	70,324	69,868	71,962
Accumulated other comprehensive loss	(12,177)	(12,274)	(12,452)
Retained earnings	50,676	61,375	38,872
Total stockholders' equity	108,972	119,117	98,539
Total Liabilities and Stockholders' Equity	$261,710	$280,794	$256,425

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks
	Ended	Ended
	April 29,	April 30,
	2023	2022

Other financial data:

Retail gross margin ($) (1)	$61,192	$59,290
Retail gross margin (%) (1)	54.6%	52.5%
Capital expenditures (2)	$3,065	$1,070
Depreciation and amortization	$3,080	$3,250

Store data (3):
Number of corporately-managed retail locations at end of period
North America	312	306
Europe	37	39
Total corporately-managed retail locations	349	345

Number of franchised stores at end of period	63	64

Number of third-party retail locations at end of period	70	62

Corporately-managed store square footage at end of period (4)
North America	726,209	721,966
Europe	52,763	58,216
Total square footage	778,972	780,182
(1)

Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.

(2)	Capital expenditures represents cash paid for property, equipment, and other assets.
(3)	Excludes e-commerce. North American stores are located in the United States and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations not included in store count.
(4)

Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP figures
(dollars in thousands)

	13 Weeks	13 Weeks
	Ended	Ended
	April 29,	April 30,
	2023	2022
Income before income taxes (pre-tax)	$19,353	$18,190
Interest (income) expense, net	(76)	18
Depreciation and amortization expense	3,080	3,250
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$22,357	$21,458

Contacts

Investors:
Gary Schnierow
VP Investor Relations & Corporate Finance
Build-A-Bear Workshop
(314) 593-3233

Media:
PR@buildabear.com